Exhibit 99.1

NEWS RELEASE

Contact:	Lasse Glassen Investor Relations Tel: 213-486-6546 Email: investor_relations@mflex.com

MFLEX ANNOUNCES PRELIMINARY FISCAL 2010 THIRD QUARTER RESULTS

AND PROVIDES CURRENT FOURTH QUARTER BUSINESS OUTLOOK

Anaheim, CA, July 21, 2010 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today announced preliminary financial results for the third quarter of fiscal 2010 ended June 30, 2010, along with its current outlook for the fourth quarter.

The Company expects to report net sales in the third quarter of approximately $181 million, an increase of approximately 3.7 percent from net sales of $174.5 million in the same period last year. Gross margin during the third quarter of fiscal 2010 is expected to be approximately 12.3 percent, compared to 14.3 percent for the same period in the prior year. The Company expects to announce final third quarter results in its regularly scheduled press release and conference call on August 5, 2010, at which time it will provide further comments on the quarter. Details for the call will be announced shortly.

Reza Meshgin, Chief Executive Officer of MFLEX, commented, “Our net sales performance in the third quarter was solid due to continued strong demand for our flex assemblies for smartphones and other consumer electronic devices. As anticipated, growth in the quarter was driven by several new programs with existing OEM customers. While ambitious manufacturing and quality improvement initiatives implemented over the last year have helped to improve our operational performance in the initial ramp of new programs, during the third quarter we experienced lower yields than expected mostly due to the complicated nature of one new program. The lower than expected gross margin of 12.3 percent reflects the impact of these lower yields along with a more competitive pricing environment.”

In addition, the Company expects that third quarter net income will be impacted by impairment and restructuring costs and non-cash income tax expenses associated with the consolidation of operations. These costs are expected to range between $3.5 and $4.0 million net of taxes. These actions are expected to improve the Company’s cost structure in future periods.

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Fourth Quarter Outlook

For the fourth quarter of fiscal 2010, the Company currently expects net sales to increase sharply and range between $220 and $240 million. Gross margin is currently expected to range between 13 and 15 percent based on the projected product mix.

Commenting on the Company’s business outlook, Mr. Meshgin noted, “The continued ramp of new programs is expected to support another quarter of strong net sales and drive full year net sales growth in fiscal 2010. Gross margins are expected to benefit from the higher projected manufacturing volumes in the fourth quarter. This should more than offset the residual gross margin pressure from the new program ramps along with start-up costs related to MFC3, our new state-of-the art manufacturing facility in China.”

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include mobile phones and smart mobile devices, medical devices, computer/data storage, portable bar code scanners and other handheld consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: revenues; net sales; sales; full year net sales growth projections; net income; operating expenses; profitability; impairment and restructuring costs; non-cash income tax expenses; gross margin, including factors that could affect gross margin; yields; labor productivity and operating efficiencies; demand for smartphones and other consumer electronic devices; the Company’s competitive position; current and upcoming programs, product mix and the material content and ramping thereof; and the Company’s manufacturing capabilities, capacity and ability to ramp/expand production of flex and flex assemblies and capacity. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “assume,” ‘should,” “can,” “will,” “plan,” “scheduled,” “expect,” “estimate,” “aim,” “intend,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” “future,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-

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looking statements as a result of a variety of factors including the effect of the economy or seasonality on the demand for electronic devices, the Company’s success with new and current customers and those customers’ success in the marketplace, the Company’s ability to develop and deliver new technologies, pricing of the Company’s products, the Company’s ability to diversify its customer base and markets, the Company’s effectiveness in managing manufacturing processes, the ramp up of new programs and costs and expansion of its operations, the Company’s ability to manage quality assurance issues and yields, the degree to which the Company is able to utilize current and future manufacturing capacity, enter into new markets and execute its strategic plans, the impact of competition, pricing pressures and technological advances, the Company’s efficiencies and effectiveness of location strategy for the Company’s workforce and operations, electricity and component shortages and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

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